PACIFIC FINANCIAL CORPORATION
                              300 E. Market Street
                         Aberdeen, Washington 98520-5244
                                 (360) 533-8870


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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on April 28, 2004
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      NOTICE IS HEREBY  GIVEN that the 2004 Annual  Meeting of  Shareholders  of
Pacific Financial Corporation (the "Company") will be held at the Chautauqua Lodge, 304 14th Street N., Long Beach, Washington, on Wednesday, April 28, 2004, at 7:00 p.m., local time, for the following purposes:

      1. ELECTION OF DIRECTORS. To elect four directors to three-year terms, one director to a two-year term and two directors to a one-year term.

      2. OTHER BUSINESS. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

      The Board of Directors is not aware of any other business to come before the meeting.

      Any action may be taken on the foregoing proposals at the Annual Meeting or any subsequent adjournments. Shareholders of record at the close of business on March 24, 2004, are entitled to notice of and to vote at the meeting and any adjournments or postponements.

      You are requested to complete and sign the enclosed form of proxy, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

                                          By Order of the Board of Directors



                                          /s/ John Van Dijk
                                          --------------------------------------
                                          John Van Dijk
                                          Secretary

Aberdeen, Washington
March 19, 2004

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IMPORTANT:  THE PROMPT  RETURN OF PROXIES  WILL SAVE THE  COMPANY THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
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

                               PROXY STATEMENT OF
                          PACIFIC FINANCIAL CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 28, 2004

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Financial Corporation (the "Company"), the holding company for Bank of the Pacific (the "Bank"), to be used at the 2004 Annual Meeting of Shareholders of the Company. The Annual Meeting will be held at the Chautauqua Lodge, 304 14th Street N., Long Beach, Washington, on Wednesday, April 28, 2004, at 7:00 p.m., local time. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about March 26, 2004.

                           VOTING AND PROXY PROCEDURE

      Record Ownership; Quorum. Shareholders of record as of the close of business on March 24, 2004, are entitled to one vote for each share of common stock ("Common Stock") of the Company then held. As of March 24, 2004, the Company had 3,159,712 shares of Common Stock issued and outstanding. Shareholders are entitled to one vote for each share of Common Stock of the Company owned on the record date. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

      Solicitation of Proxies. The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may also be made by directors and officers of the Company and the Bank. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise. The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposal to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented by the proxy will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted FOR the proposal set forth below. If a shareholder attends the Annual Meeting, he or she may vote in person.

      Revocation of Proxies. Shareholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

      Voting of Proxies by Beneficial Holders. If your shares are held by a bank, broker or other holder of record and you want to attend the meeting and vote in person, you will need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 24, 2004, the record date.

      Voting for Directors. The seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or for each individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner.

                                   MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

      Persons and groups who beneficially own in excess of 5% of the Company's Common Stock are required to file reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on such reports, the Company knows of no person who owned more than 5% of the outstanding shares of Common Stock as of the record date.

      Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (the "SEC") to mean more than ownership in the economic sense. In general, beneficial ownership includes voting or investment power over shares, as well as shares that a person has the right to acquire within 60 days. Except as otherwise noted, the shareholders named in the table below have sole voting and investment power over all shares shown as beneficially owned by them.

      The following table sets forth, as of the record date, information as to the shares of the Common Stock beneficially owned by each director, by the Chief Executive Officer of the Company, by the Company's executive officers who received salaries and bonuses totaling in excess of $100,000 during the year ended December 31, 2003 ("named executive officers"), and by all present executive officers and directors of the Company as a group.

                             Number of Shares            Percent of
Name                        Beneficially Owned (1)    Shares Outstanding
----                        ------------------        ------------------

Directors:
G. Dennis Archer                 20,391(3)                   *
John R. Ferlin                   32,685(4)                  1.0%
Gary C. Forcum                   33,835                     1.1%
Susan C. Freese                   6,700                      *
Duane E. Hagstrom                60,835                     1.9%
Robert A. Hall                   25,620                      *
Edwin Ketel                       3,625                      *
Joseph A. Malik                  27,345                      *
Randy W. Rognlin                 41,316                     1.3%
Randy Rust                       11,395                      *
Douglas M. Schermer              13,835                      *
Sidney R. Snyder                124,050                     3.9%
Stewart L. Thomas                28,045                      *
Walter L. Westling               61,525                     1.9%
David L. Woodland                27,850                      *
Robert J. Worrell                73,534                     2.3%

Executive Officers:
Dennis A. Long (2)               78,695                     2.4%
Bruce D. MacNaughton              8,598                      *
John Van Dijk                    29,500                      *
All Executive Officers          709,379                    21.9%
and Directors as a Group
(19 persons)
------------------
*     Less than 1% of shares outstanding.

(1) The amounts shown also include the following amounts of Common Stock each individual has the right to acquire within 60 days of March 24, 2004, through the exercise of stock options granted pursuant to the Company's stock option plans as follows: Mr. Long 58,550 shares; Mr. Van Dijk 12,000 shares; Mr. MacNaughton 8,598 shares; each of Messrs. Hagstrom, Ketel, Malik, Rognlin, Schermer, Snyder, Westling, Woodland and Worrell 500 shares; Ms. Freese 500 shares; and all executive officers and directors as a group, 84,148 shares.

(2)   Mr. Long is also a director of the Company.

(3)   Includes 317 shares owned in a profit sharing trust.

(4) Includes 850 shares owned as custodian for family members, 2,836 shares held by Mr. Ferlin's spouse as trustee for family trusts, and 4,554 shares held by trust for a family member. Mr. Ferlin disclaims ownership of the 4,554 shares held in trust for a family member.

Certain Executive Officers

      The following summary sets forth the age, position, and the business experience during the past five years of those executive officers of the Company who are not also directors of the Company.

      Bruce D. MacNaughton (50) is the Vice President of the Company. He was appointed Executive Vice President and has served as Chief Credit Officer of the Bank since January 2002. Mr. MacNaughton has been employed in the commercial banking industry for over 30 years in various capacities. He was employed by U.S. Bank from 1983 to 2001. From 1989 to 2001, Mr. MacNaughton was a Business Banking Team Leader for U.S. Bank in central Oregon. In 2001, Mr. MacNaughton was promoted to Senior Lender of U.S. Bank with expanded responsibilities for the central and eastern Oregon region, managing a $185 million commercial and agriculture loan portfolio through a network of 21 branch offices and a staff of 18 commercial loan officers.

      John Van Dijk (56) is the Chief Financial Officer of the Company. He served as Treasurer of the Company since 1997 and as Chief Financial Officer of Bank of the Pacific since May 1996. Mr. Van Dijk was named Executive Vice President of the Company in May 2000. Previously, Mr. Van Dijk was employed in the thrift industry for 18 years. He served as Senior Vice President, Chief Financial Officer of Olympia Federal Savings, Olympia, WA from May 1991 to May 1996. From November 1988 to May 1991, he served as Vice President and Controller for Sterling Financial Group, Spokane, WA. Mr. Van Dijk served as Senior Vice President and Chief Operating Officer of Central Evergreen Savings Bank, Chehalis, WA from March 1978 to November 1988.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

      The Company's Board of Directors is presently composed of seventeen members. The Company's articles and bylaws provide that directors will be elected for three-year staggered terms with approximately one-third of the directors elected each year. At the Annual Meeting, four directors will be elected to the class of directors whose terms end in 2007, one director will be elected to the class of directors whose terms end in 2006 and two directors will be elected to the class of directors whose terms expire in 2005. Two current directors, Messrs. Hall and Snyder, will not stand for re-election and will retire from the Board effective as of the Annual Meeting.

      Ms. Freese and Messrs. Archer, Forcum and Schermer, all of whom presently serve as directors of the Company, have been nominated for election to the term ending in 2007. Mr. Rust, who presently serves as director of the Company has been nominated for election to the term ending in 2006. Messrs. Ferlin and Thomas, who presently serve as directors of the Company, have been nominated for election to the term ending in 2005. Messrs. Ferlin, Rust and Thomas are nominated for election at this year's meeting, even though the terms of other directors in their classes have not expired, because they were appointed as directors by the Board since the last annual meeting of shareholders.

      Messrs. Archer, Ferlin, and Thomas are former directors of BNW Bancorp, Inc., and were appointed to the Company's Board of Directors in connection with the merger of BNW Bancorp, Inc., with the Company. Mr. Rust was recommended for appointment to the Board by current non-management directors of the Company.

      It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time the Board of Directors knows of no reason why the nominees might be unavailable to serve.

      The Board of Directors recommends a vote "FOR" the election of Ms. Freese and Messrs. Archer, Ferlin, Forcum, Rust, Schermer, and Thomas.

      The following table sets forth certain information regarding the nominees for election at the Annual Meeting, as well as information regarding those directors continuing in office after the Annual Meeting. There are no family relationships among the directors and executive officers of the Company.

                                       Year First
          Name             Age      Elected Director        Term to Expire
          ----             ---      ----------------        --------------

Board Nominees

Class A
-------
Randy Rust                 55             2003                    2006

Class B
-------
G. Dennis Archer           61             2004                   2007
Gary C. Forcum             58             1997                   2007
Susan C. Freese            49             2001                   2007
Douglas M. Schermer        42             2002                   2007

Class C
-------
John R. Ferlin             56             2004                   2005
Stewart L. Thomas          66             2004                   2005

                                       Year First
          Name             Age      Elected Director        Term to Expire
          ----             ---      ----------------        --------------
Directors Continuing in Office

Class A
-------
Edwin Ketel                52             2002                   2006
Dennis A. Long             55             1997                   2006
Joseph A. Malik            66             1979                   2006
Robert J. Worrell          65             1982                   2006

Class C
-------
Duane E. Hagstrom          66             1985                   2005
Randy W. Rognlin           47             2001                   2005
Walter L. Westling         69             1979                   2005
David L. Woodland          73             1979                   2005

      The present principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

      G. Dennis Archer is the founder of Archer Group, PS, and has been its director of tax services for more than the past five years. Mr. Archer holds both a Bachelor of Arts and Masters of Business Administration in finance from the University of Washington, and a law degree from Seattle University. Mr. Archer is a CPA, Personal Financial Specialist and Certified Financial Planner. Mr. Archer has practiced public accounting and served in the tax management field since 1976.

      John R. Ferlin has been President and General Manager of Brooks Manufacturing Co., a wood products company specializing in engineered wood products for the electric utility industry, for more than the past five years. Mr. Ferlin currently serves on the Board of Directors of Brooks Manufacturing Co. and Sound Forest Products. Mr. Ferlin received a B.A. degree from the University of California at Berkeley and a law degree from Hastings College of Law.

      Gary C. Forcum was the President of Pettit Oil Company, a fuel service company, until he retired in January 1999. Mr. Forcum is a private investor.

      Susan C. Freese is a pharmacist and has been joint owner of Peninsula Pharmacies, Inc. located in Long Beach, Ocean Park, and Ilwaco, Washington, for more than the past five years. Ms. Freese was appointed to the Board August 1, 2001.

      Duane E. Hagstrom was named Chief Executive Officer of Bank of the Pacific in 1985 and President in 1986, capacities in which he served until his retirement in August 1997. Prior to joining Bank of the Pacific, he spent 30 years at Rainier National Bank and its predecessor, where he served in various capacities, including management positions, having last served as Vice President and Manager of their Centralia Branch.

      Edwin Ketel is a veterinarian and has owned the Oceanside Animal Clinic in Seaview, Washington, for more than the past five years. Dr. Ketel was appointed to the Board September 2002.

      Dennis A. Long currently serves as President, Chief Executive Officer, and director of the Company and the Bank. Mr. Long previously served as a director and President and CEO of Bank of the Pacific from July 1997 until December 1999. In December 1999, he was appointed President of the Company and became President and CEO in May 2001. Mr. Long previously served as President of the Southern Puget Sound District of Key Bank, N.A., Tacoma, Washington from July 1996 to April 1997. From April 1995 to July 1996 Mr. Long served as Retail Project Leader for KeyCorp, the parent company of Key Bank, N.A. He served as Executive Vice President and Retail Banking Manager of Key Bank of Washington, Seattle, Washington, from September 1993 to April 1995.

     Joseph A. Malik has served as Chairman  of the Board of the Company  since
      December 1999 and of the Bank since January 2000. He served as the President of Grays Harbor Community College from 1972 until June 1989, following which he was the Executive Director of the Commission on Colleges until his retirement in 1997. Mr. Malik serves on the Board of Trustees of the Colorado Institute of Art and chairs the Board of Trustees of the Portland Institute of Art.

      Randy Rognlin is a local construction contractor and has been the President and co-owner of Rognlin, Inc., located in Aberdeen, Washington, for more than the past five years. Mr. Rognlin was appointed to the Board August 1, 2001.

      Randy Rust was owner of Westport Shipyards, which builds ocean-going luxury yachts, until 2002 when he sold the company. Mr. Rust was appointed to the Board in July 2003.

      Douglas M. Schermer is a local construction contractor and has been the President and owner of Schermer Construction located in Hoquiam, Washington, for more than the past five years. Mr. Schermer was appointed to the Board in September 2002.

      Stewart L. Thomas has been Chairman of the Board of Bellingham Cold Storage, a company that stores all forms of frozen food products and distributes them worldwide, for more than the past five years. Mr. Thomas recently served on the Board of Directors of United for Washington, Washington Food Processors Council and IARW Insurance Group. Mr. Thomas attended Pacific University in Forest Grove, Oregon.

      Walter L. Westling has been the President of Schaben & Westling, a trucking company, for more than the past five years.

      David L. Woodland was the President of Earl C. Woodland, Inc., Real Estate & Insurance, from 1957 until 1991, when he retired.

      Robert J. Worrell Mr. Worrell served as director, President and CEO of The Bank of Grays Harbor from 1982 and as Chief Executive Officer of the Company from January 2000 until his retirement in May 2001. He previously served as President and CEO of the Company from 1997 until December 1999.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company conducts its business through meetings of the Board and through respective committees established by the Company and the Bank. During 2003, the Board of Directors of the Company held 12 meetings. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which that director served.

      The Company does not have a policy regarding attendance at annual shareholder meetings by directors. All of the individuals who were then directors attended the 2003 annual meeting of shareholders.

      In addition to meetings of the full Board, directors attended meetings of Board committees. The Board of Directors has established, among others, an Audit Committee, Nominating Committee, Compensation Committee and an Executive Committee.

Committees

      Audit Committee. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the engagement of independent auditors; review and approve any major accounting policy changes affecting operating results; review the arrangements for and scope of the independent audit and the results of the audit; review the scope of non-audit services performed by the independent auditors; ensure that the auditors are in fact independent; establish and oversee compliance with policies to prohibit unethical, questionable, or other illegal activities by officers and employees of the Company; and establish and monitor procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters. The Audit Committee also is responsible for reviewing the annual and other reports to the SEC and the annual report to shareholders. The Audit Committee met five times during 2003. Current members of the Committee are Messrs. Forcum, Hagstrom (chairman), Hall, Ketel, Rognlin, Westling, and Woodland. Each member of the Audit Committee is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on the Nasdaq Stock Market and in Rule 10A-3 adopted by the SEC under the Exchange Act. The Company's Board of Directors has also determined that each of Messrs. Forcum and Hagstrom are qualified to be an "audit committee financial expert" as defined in the SEC's rules. A written charter for the Audit Committee, a copy of which was attached as Appendix A to the Company's proxy statement for its 2003 Annual Meeting, was adopted by the Board of Directors during 2002.

      Governance and Nominating Committee. The primary responsibilities of the Governance and Nominating Committee (the "Nominating Committee") are to identify individuals qualified to become members of the Board; recommend to the Board the slate of director nominees to be elected by shareholders; recommend directors to be elected by the Board to fill any vacancies; develop and recommend to the Board the corporate governance practices of the Board; oversee compliance with the Board's policies regarding ethical conduct and conflicts of interest of directors; and handle other matters as the Board or the Nominating Committee chair deems appropriate. The Board has determined that the members of the Nominating Committee, Messrs. Hagstrom, Malik and Forcum, are "independent directors" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on the Nasdaq Stock Market. The Nominating Committee was formed in January 2004. The Board of Directors has adopted a written charter for the Governance and Nominating Committee, which is available on the Company's website at www.thebankofpacific.com.

      The Nominating Committee continually evaluates the current Board composition to determine what attributes are desirable in new director candidates. The Nominating Committee looks for candidates who, as a group, meet the Company's strategic needs, possess the highest personal values, judgment and integrity, have the time and the willingness to understand the regulatory and policy environment in which the Company operates, and have diverse experience in key business, financial, and other challenges that face the Company. The Nominating Committee does not have any minimum requirements for director nominee qualifications. When the Nominating Committee has a need to identify new candidates, because of a vacancy on the Board or otherwise, it polls the current directors for suggested candidates. To date, the Company has not engaged third-party search firms to identify candidates. Any candidates identified for further consideration are typically interviewed and the Nominating Committee conducts such investigation of the candidate's background as deemed appropriate.

      The Nominating Committee will consider director candidates recommended by shareholders for nomination by the Board. Potential nominees recommended by shareholders are evaluated by the same criteria as other candidates considered by the Nominating Committee. Shareholders may make recommendations to the Nominating Committee by sending a written recommendation, including a description of the candidate's qualifications, to Joseph A. Malik, Chairman, Board of Directors, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA 98520.

      Under the Company's articles, shareholders are also permitted to nominate director candidates directly, subject to certain notice provisions described more specifically under the heading "SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR" below.

      Compensation Committee. The responsibilities of the Compensation Committee are to periodically review director compensation and benefits and compare results with information for companies of similar size. The Compensation Committee recommends any changes in director compensation and benefits to the full Board based on its review. The Compensation Committee is also responsible for conducting an annual evaluation of the Chief Executive Officer and establishing his/her compensation in the context of its review of the Company's performance. The Compensation Committee reports to the Board on the evaluation in a meeting of the full Board. The Chief Executive Officer evaluates the performance of the Executive Vice Presidents and recommends to the Compensation Committee individual compensation levels for approval by the Committee. The Compensation Committee members, who also comprised the committee during 2003, are Messrs. Hagstrom, Malik, Rognlin, and Ms. Freese. The Board has determined that each of these members is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on the Nasdaq Stock Market. The Compensation Committee held one meeting during 2003.

      Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee may exercise the power of the Board of Directors except with respect to a limited number of matters which include amending the articles or bylaws, adopting an agreement of merger or consolidation for the Company or any of its subsidiaries and recommending to the shareholders a merger of the Company or any of its subsidiaries, sale of all or substantially all its assets or the dissolution of the Company. Current members of the Committee are Messrs. Long, Malik, Forcum, and Worrell.

                    SHAREHOLDER COMMUNICATION WITH THE BOARD

      The Board of Directors encourages shareholders to send communications directly to the Board. Should a shareholder wish to communicate with the Board of Directors, the communications should be mailed to Joseph A. Malik, Chairman, Board of Directors, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA 98520. Communications may also be directed to individual Directors at the same address.

      Your communications should indicate that you are a shareholder. We will forward the communication to whom it was addressed (if addressed to a certain director) or to the appropriate director or committee. We will not forward communications that appear primarily commercial in nature or relate to an improper or irrelevant topic. Correspondence marked confidential and properly addressed will not be opened prior to forwarding to the Board or individual director.

                              DIRECTOR COMPENSATION

      Directors of the Company (including directors who are also employees) currently receive a $12,000 annual retainer fee, director's fees of $250 per month, and $250 per special meeting in addition to regular monthly meetings. The Chairman of the Board currently receives an $18,000 annual retainer fee, director's fees of $250 per month, and $250 per special meeting in addition to regular monthly meetings. Audit committee members receive $250 per audit committee meeting attended, and all other committee members receive $100 per committee meeting attended. Directors may defer their directors' fees under the Company's deferred compensation plan. On January 23, 2003, each then current director was granted an option to purchase 2,500 shares of the Company's common stock at an exercise price of $25.00, which equaled the per-share fair market value of the common stock on the date of grant. The option will vest 20% one year after the grant date and an additional 20% each successive year so that 100% of the option is vested and exercisable after five years. Any unvested portion of the option will terminate immediately upon termination of a director's membership on the board.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation received by the Chief Executive Officer of the Company and the two other executive officers of the Company for services rendered in all capacities during the last three fiscal years. The Bank pays all compensation of the three named executive officers.

                                 SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------
                                                         Long-Term
                                                        Compensation
                              Annual Compensation (1)      Awards
-------------------------------------------------------------------------------
                                                         Securities   All Other
                                                        Underlying  Compensation
Name and Principal         Year    Salary ($)  Bonus ($)  Options (#)    ($)(3)
Position
--------------------------------------------------------------------------------
Dennis A. Long (2)         2003      $170,218   $117,665      2,500    $9,000
President and Chief        2002      $160,000   $114,870         --    $9,000
Executive Officer          2001      $145,007   $104,069     75,000    $7,875
--------------------------------------------------------------------------------
Bruce D. MacNaughton (4)   2003      $102,500   $ 29,416       3,504   $7,446
Executive Vice             2002      $ 94,520   $    --       21,496   $3,980
President and Chief
Credit Officer
--------------------------------------------------------------------------------
John Van Dijk              2003      $104,000   $ 41,183        --     $7,838
Executive Vice             2002      $100,000   $ 40,205        --     $8,045
President  and Chief       2001      $ 97,982   $ 50,000      20,000   $7,608
Financial Officer

--------------------------------------------------------------------------------

(1) None of the named executives received perquisites or other personal benefits, in any of the years shown, in an aggregate amount equal to or exceeding 10% of the executive's total annual salary and bonus for each year.
(2)   Salary amounts include director fees received.
(3) Amounts shown represent contributions to Bank of the Pacific's 401(k) Profit Sharing Plan.
(4)   Mr. MacNaughton joined the Company in January 2002.

Employment Agreements

      The Bank has entered into employment agreements with its three executive officers, Dennis Long, Bruce MacNaughton and John Van Dijk. The agreement for Mr. Long provides for a three-year term beginning January 27, 2004, the agreement for Mr. MacNaughton provides for a two-year term beginning January 2, 2003, and the agreement for Mr. Van Dijk provides for a three-year term beginning January 2, 2003. The agreements provide for a minimum salary of $164,538 for Mr. Long, $102,500 for Mr. MacNaughton and $104,000 for Mr. Van Dijk.

      Mr. Long's agreement automatically extends an additional year on each one-year anniversary of its effective date unless the Bank provides notice of nonrenewal. Mr. Van Dijk's agreement is automatically renewed at the end of the initial three-year term for an additional three years, unless the Bank provides notice of nonrenewal. Once Mr. Van Dijk's agreement is renewed for an additional three-year term, that renewal term is extended an additional year on each one-year anniversary of the renewal unless the Bank provides notice of nonrenewal. Under both agreements, notice of nonrenewal by the Bank results in severance obligations to the employee as described in more detail below.

      The employment agreements with Messrs. Long, MacNaughton and Van Dijk provide that if (a) the employee is terminated by the Bank without cause or receives notice of nonrenewal, the employee will be entitled to receive salary from the date of the notice for the balance of the then current term or for twelve months from the date of notice, whichever is longer, or (b) the employee is terminated by the Bank within two years after a change in control (or, in Mr. Long's case, within two years after or nine months prior to a change in control) other than by reason of death or disability or for cause, the employee will be entitled to receive a payment equal to (x) in the case of Mr. Long, three times the highest amount of annual compensation reported for tax purposes during the prior three calendar years, (y) in the case of Mr. Van Dijk, three times the base compensation paid during the prior calendar year, and (z) in the case of Mr. MacNaughton, a payment equal to two times the base compensation paid during the prior calendar year. A change in the employee's position without his consent following a change in control will be deemed a termination.

      Each of the employment agreements provides that any stock options or restricted stock awards held by the employee will be immediately vested in full upon termination of employment by the Bank other than for cause. Amounts payable under the employment agreements are subject to reduction to the extent that such payments would be deemed excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

      The employment agreements also include provisions regarding nondisclosure of confidential information concerning the Bank and an agreement not to compete with the Bank for two years in the counties in which it is operating at the time of termination. The employees will be required to pay the Bank $100,000 for each breach of the confidentiality provisions and $250,000 for each breach of the noncompete provisions. The Bank may also seek injunctive relief from a court to enforce the provisions.

      If an employee provides written notice of termination of employment or nonrenewal of his employment agreement less than 90 days prior to the termination date or expiration of the then current term, the agreement requires the employee to pay liquidated damages to the Bank ranging from $5,000 to $25,000.

      A "change in control" means a change in ownership or effective control of the Bank or ownership of a substantial portion of its assets as defined in
Section 280G of the Code. "Cause" includes dishonesty; fraud; commission of a felony or of a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders; destruction or theft of Bank property or assets of customers of the Bank; and the employee's refusal to perform or gross negligence in the performance of his duties or misconduct materially injurious to the Bank.

Stock Options

      Option Grants in Last Fiscal Year. The following table sets forth certain information concerning individual grants of stock options under the Company's 2000 Stock Incentive Compensation Plan to the named executive officers during the year ended December 31, 2003.

                        OPTION GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------
                               Individual Grants
--------------------------------------------------------------------------------
                    Number of    % of Total
                    Securities     Options
                    Underlying   Granted to                            Grant
                     Options    Employees in    Exercise   Expiration  Date
       Name         Granted (1)  Fiscal Year    Price (2)     Date     Present
                                                                       Value (3)
--------------------------------------------------------------------------------
Bruce D.              3,504         5.65%        $23.65     1-03-13     $7,919
MacNaughton
--------------------------------------------------------------------------------
Dennis A. Long        2,500         4.03%        $25.00     1-23-13     $6,675
--------------------------------------------------------------------------------


(1) Options generally become exercisable cumulatively in five equal annual installments beginning one year after the date of grant; provided that an option may become exercisable in full in the event of a change in control of the Company unless the option will remain outstanding after the change in control, the option is assumed by the surviving corporation, the surviving corporation does not substitute options with substantially the same terms, or the Board of Directors decides otherwise in its sole discretion. No stock appreciation rights were granted by the Company during 2003.

(2) The exercise price equals the per share fair market value of the Common Stock on the date of grant.

(3) The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability or vesting. The values were calculated based on the following assumptions: (i) expectations regarding volatility of 17.79 percent were based on monthly stock price data for the Company; (ii) the risk-free rate of return (4.25% - 4.37%) was assumed to be the Treasury Bond rate whose maturity corresponds to the expected term (10 years) of the options; and (iii) a dividend yield of 5.40% - 5.71%. The values which may ultimately be realized will depend on the market value of the Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

      Option Exercise/Value Table. The following information with respect to stock options exercised during the fiscal year ended December 31, 2003, and remaining unexercised at the end of the fiscal year, is presented for the named executive officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

------------------------------------------------------------------------------------------------------
                  Shares
                 Acquired      Value          Number of Securities            Value of Unexercised
                    on        Realized       Underlying Unexercised           In-the-Money Options
     Name        Exercise(#)    ($)           Options at Year End                      at
                                                                               Fiscal Year End (1)
------------------------------------------------------------------------------------------------------
                                         Exercisable    Unexercisable     Exercisable    Unexercisable
                                         -----------    -------------     -----------    -------------
Dennis A. Long      4,000      $72,840      43,550         47,500         $585,145       $528,850
Bruce D.                0      $     0       4,299         20,701         $ 44,022       $210,617
MacNaughton
John Van Dijk           0      $     0      12,000          8,000         $135,360       $ 90,240
------------------------------------------------------------------------------------------------------


(1) On December 31, 2003, the market value of the Common Stock was $33.50, based on trades reported to the Company in its capacity as transfer agent for the Common Stock. There was no established public trading market in the Common Stock during 2003. For purposes of the foregoing table, stock options with an exercise price below $33.50 are considered to be "in-the-money" and to have a value equal to the excess of $33.50 over the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Equity Compensation Plan Information

      The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2003.


                                    (a)                    (b)                    (c)
                                                                           Number remaining
                            Number of securities     Weighted-average    available for future
                              to be issued upon       exercise price     issuance under equity
                                 exercise of          of outstanding     compensation plans
                            outstanding options,     options, warrants   (excluding securities
Plan Category                warrants and rights      and rights         reflected in column (a))
Equity compensation plans
  approved by security holders:    232,950                $23.25                296,500
Equity compensation plans not
  approved by security holders:        --                     --                     --
                                   -------                ------                -------
Total                              232,950                $23.25                296,500


                             AUDIT COMMITTEE REPORT


      The Audit Committee has met with management and the Company's independent auditors, McGladrey & Pullen, LLP, to review the Company's accounting functions and the audit process and to discuss the audited financial statements for the year ended December 31, 2003. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those regarding communications with audit committees. The Audit Committee also discussed with the independent auditors their independence and obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

      Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Gary C. Forcum                            Edwin Ketel

Robert A. Hall                            Duane E. Hagstrom (Committee Chair)

Randy Rognlin                             Walter Westling

David Woodland

                      REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee (the "Committee") reviewed with the full Board the evaluation of the Chief Executive Officer. The Committee's recommendation regarding his compensation level for 2003 was approved by the full Board. Mr. Long did not participate in Committee or Board actions on his compensation.

      The Committee believes that a compensation plan for executive officers should take into account management skills, long-term performance results and shareholder returns. The principles underlying compensation policies are: (i) to attract and retain key executives who are highly qualified and are vital to the long-term success of the Company; (ii) to provide levels of compensation competitive with those offered throughout the banking industry; (iii) to motivate executives to enhance long-term shareholder value by helping them build their own ownership in the Company; and (iv) to integrate the compensation program with the Company's long-term strategic planning and measurement processes.

      The current compensation plan involves a combination of salary, bonuses to reward short-term performance, 401(k) Profit Sharing Plan, deferred compensation, and grants of stock options to encourage long-term performance. The salary levels of executive officers are designed to be competitive within the banking and financial services industries. The Committee annually reviews industry peer group surveys to determine competitive salary levels. Individual annual performance is reviewed to determine appropriate salary adjustments.

      A cash incentive compensation plan is in effect for the officers of the Company and the Bank, which is designed to compensate for performance during the year. The plan provides for year-end bonuses calculated under a formula based on the Company's equity as of the beginning of the year. No bonuses are paid unless the Company's pre-tax return on equity for the year, before taking into account income taxes, accrual for incentive payments, extraordinary revenues or expenses not directly associated with normal bank operations, and certain other items, exceeds 22%. If the pre-tax return on equity threshold is reached, the Company contributes to the bonus pool a dollar amount equal to 5% of earnings yielding a 20% pre-tax return on equity, 10% of any amount above 20% up to a 30% pre-tax return on equity, and 15% of the amount attributable to a pre-tax return on equity above 30%. The bonus pool is divided among officers and employees based on their levels of responsibility. This formula resulted in bonuses in 2003 of $117,665 for the Chief Executive Officer and $29,416 and $41,183 for Messrs. MacNaughton and Van Dijk, respectively.

      Stock options are the Company's primary long-range compensation program designed to reward performance that benefits shareholders. Awards of stock options are intended to provide employees with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in its success through the opportunity to increase the value of their stock ownership in the Company. Options issued to employees are at a price equal to the market value of the Common Stock on the date of grant. The amount of options granted to an employee is based on the employee's performance and relative responsibilities within the Company. During the fiscal year ended December 31, 2003, the Committee granted stock options for 2,500 shares to the Chief Executive Officer, 3,504 shares Mr. MacNaughton, and a total of 26,000 shares to other officers of the Company or the Bank.

Submitted by the Compensation Committee of the Board of Directors:

Joseph A. Malik (Chair)                   Susan C. Freese

Duane E. Hagstrom                         Randy W. Rognlin

                             STOCK PERFORMANCE GRAPH

      Performance Graph. The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the S&P 500 and Nasdaq Bank Index. Total return assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1998 and that all dividends were reinvested.



-------------------------------------------------------------------------------------------------

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
-------------------------------------------------------------------------------------------------
[OBJECT OMITTED]

                                 Period Ending

                             --------------------------------------------------------------------
Index                        12/31/98    12/31/99    12/31/00    12/31/01    12/31/02    12/31/03
-------------------------------------------------------------------------------------------------
Pacific Financial Corporation $100.00     $143.81     $163.07     $143.25     $151.18     $155.16
S&P 500                        100.00      121.15      111.18       97.96       76.31       98.20
Nasdaq Bank Index              100.00       94.16      115.03      129.46      138.38      184.10


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of any registered class of the Company's equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of common stock and other equity securities of the Company. Executive officers, directors and greater than 10 % shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of

Forms 3, 4 and 5 (and amendments thereto) furnished to the Company or otherwise in its files, all of the Company's officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements during 2003, except that Randy Rust's initial report of beneficial ownership after becoming a director was filed late.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Duane Hagstrom serves on the Compensation Committee of the Board. Mr. Hagstrom was Chief Executive Officer and President of Bank of the Pacific for more than 10 years until his retirement in 1997.

      Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect.

                                    AUDITORS

      McGladrey & Pullen, LLP has been selected as the Company's independent auditors for 2004, and performed the audit of the Consolidated Financial Statements of the Company and the Bank for the year ended December 31, 2003. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Fees

      Audit Fees. The aggregate fees, including out-of-pocket expenses, billed by McGladrey & Pullen, LLP for professional services rendered for the audit of the Company's annual financial statements during the year ended December 31, 2003 and 2002, and their review of the financial statements included in its quarterly reports on Form 10-Q for SEC filings for the fiscal year ended December 31, 2003 and 2002, were $69,099 and $63,550, respectively.

      Audit Related Fees. Fees, including out-of-pocket expenses, billed for services provided to the Company by RSM McGladrey, an affiliated entity of McGladrey & Pullen, LLP during 2003 and 2002, related to internal control reviews and compliance reviews were $51,249 and $42,876, respectively.

      Tax Fees. The aggregate fees billed by RSM McGladrey during 2003 and 2002 related to tax services were $7,071 and $6,014, respectively. These fees were for preparation of federal income tax returns and review of estimated tax payments.

      All Other Fees. All other professional fees for services provided to the Company by McGladrey & Pullen, LLP and affiliated entity RSM McGladrey during 2003 and 2002, other than the services described above, were $700 and none, respectively. These fees were for a one day teller training seminar.

      The Audit Committee determined that the provision of these audit related, tax, and other services was compatible with maintaining the independence of the Company's independent auditors.

Pre-Approval of Fees

      The Audit Committee pre-approved 100% of the fees described above. All fees and services (including audit and permissible non-audit services) of the Company's independent auditors are required to be reviewed and approved at a meeting of the Audit Committee prior to the engagement.

                                 CODE OF ETHICS

      The Company adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, and Cashier/Controller. The Code of Ethics is available on our website at www.thebankofpacific.com.

                                  OTHER MATTERS

      The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                      SHAREHOLDER PROPOSALS AND SHAREHOLDER
                            NOMINATIONS FOR DIRECTOR

      Shareholder Proposals. In order to be eligible for inclusion in the proxy materials of the Company for the 2005 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's main office at 300 E. Market Street, Aberdeen, Washington, no later than November 19, 2004. Any such proposals shall be subject to the requirements of the SEC's proxy rules. In addition, if the Company receives notice of a shareholder proposal after February 2, 2005, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

      Nomination of Candidate for Director. Shareholders may directly nominate director candidates only in accordance with the prior notice provisions contained in the Company's articles. These notice provisions, require, among other things, that a shareholder provide the Company with written notice not less than 14 days nor more than 60 days prior to the date of the annual meeting (or, if the Company provides less than 21 days' notice of such meeting, no later than seven days after the date on which notice was mailed to shareholders).

                                  MISCELLANEOUS

      The Company's 2003 Annual Report to Shareholders has been mailed along with this Proxy Statement to all shareholders of record as of the close of business on March 24, 2004. Any shareholder that has not received a copy of such annual report may obtain a copy by writing to the Company. Such annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

      A copy of the Company's Form 10-K as filed with the SEC will be furnished without charge to shareholders, including beneficial owners, of the common stock as of March 24, 2004, upon written request to Sandra Key, Executive Secretary, Pacific Financial Corporation, 300 E. Market Street, P.O. Box 1826, Aberdeen, Washington 98520.

                                    By order of the Board of Directors

Aberdeen, WA                        John Van Dijk
March 19, 2004                      Secretary

PACIFIC FINANCIAL CORPORATION

                                      PROXY

                       PLEASE SIGN AND RETURN IMMEDIATELY

           This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints David Woodland and Duane Hagstrom, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as specified below, all the shares of common stock of Pacific Financial Corporation, held of record by the undersigned on March 24, 2004, at the Annual Meeting of Shareholders to be held on April 28, 2004, or any adjournment of such meeting.

1.    ELECTION OF DIRECTORS

      A.    I vote FOR all nominees listed below  |_|

      B. I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below |_|

            o G. Dennis Archer o John R. Ferlin  o Gary C. Forcum
            o Susan C. Freese  o  Randy Rust     o  Douglas M. Schermer
            o  Stewart L. Thomas

      C.    I WITHHOLD AUTHORITY to vote for all nominees listed above.  |_|

2. WHATEVER OTHER BUSINESS may properly be brought before the Meeting or any adjournment thereof.

            THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS UNLESS AUTHORITY IS WITHHELD, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

      Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendation of management.

    The Board of Directors recommends a vote "FOR" the Election of Directors.

___________________, 2004

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Signature of Shareholder


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Signature of Shareholder

PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. JOINT OWNERS EACH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME, BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.